Exhibit 99.1
         Carver Bancorp Letterhead                           FOR IMMEDIATE
                                                             RELEASE



Contact: David Lilly/Kimberly Kriger
         Kekst and Company
         (212) 521-4800


             HOLDERS OF CARVER BANCORP, INC.'S SERIES A AND SERIES B
              CONVERTIBLE PREFERRED STOCK HAVE COMPLETED CONVERSION


         NEW YORK, NEW YORK, OCTOBER 20, 2004 - Carver Bancorp, Inc. (AMEX: CNY) ("Carver") announced today that the holders of all 40,000 outstanding shares of Carver's Series A Convertible Preferred Stock and all 60,000 outstanding shares of its Series B Convertible Preferred Stock (together, the "Preferred Shares") have elected, pursuant to the Certificate of Designations, Preferences and Rights of the Preferred Shares, to convert their Preferred Shares into shares of Carver's common stock, par value $0.01 (the "Common Stock"). Upon conversion of their Preferred Shares, the holders were issued an aggregate of 208,333 shares of Common Stock.

         Carver mailed a Notice of Redemption and the related Letter of Transmittal to each of the registered holders of its Preferred Shares on September 14, 2004. The Notice of Redemption set October 15, 2004 (the "Redemption Date") as the date of redemption and offered an aggregate redemption price of $27.62 per Preferred Share. All of the holders of the Preferred Shares elected to convert their shares into Common Stock prior to the Redemption Date.

         Carver, the largest publicly-traded African- and Caribbean-American run bank in the United States with assets of $552.8 million as of June 30, 2004, is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank operates seven full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit Carver's website at www.carverbank.com.



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